Exhibit 99.03
Southern Company
Significant Factors Impacting EPS

	Three Months Ended December			Year-to-Date December
	2013	2012	Change	2013	2012	Change
Consolidated Earnings Per Share–
As Reported (See Notes)	$0.47	$0.44	$0.03	$1.88	$2.70	$(0.82)

Significant Factors:
Traditional Operating Companies			0.05			(0.75)
Southern Power			(0.01)			(0.01)
Parent Company and Other			—			(0.04)
Increase in Shares			(0.01)			(0.02)
Total–As Reported			$0.03			$(0.82)

	Three Months Ended December			Year-to-Date December
	2013	2012	Change	2013	2012	Change
Consolidated Earnings Per Share–
Excluding Items (See Notes)	$0.48	$0.44	$0.04	$2.71	$2.68	$0.03

Total–As Reported			0.03			(0.82)
Estimated Loss on Kemper IGCC			0.03			0.83
Leveraged Lease Restructure			—			0.02
MC Asset Recovery Insurance Settlement			(0.02)			—
Total–Excluding Items			$0.04			$0.03

Notes
- For the three and twelve months ended December 31, 2013 and the three months ended December 31, 2012, dilution does not change basic earnings per share by more than 1 cent and is not material. For the twelve months ended December 31, 2012, dilution does not change basic earnings per share by more than 3 cents and is not material.

- The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three and twelve months ended December 31, 2013 and similar charges are not expected to occur with any regularity in the future, although it is possible such charges could recur.

- The charge related to the restructuring of a leveraged lease investment that was completed on March 1, 2013 impacted the presentation of earnings and earnings per share for the twelve months ended December 31, 2013 and similar charges are not expected to occur with any regularity in the future.

- Earnings for the three and twelve months ended December 31, 2013 and the twelve months ended December 31, 2012 include insurance settlements related to the March 2009 litigation settlement with MC Asset Recovery, LLC and similar insurance recoveries are not expected to occur with any regularity in the future.

- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-K.